Exhibit 4.16

UNOFFICIAL TRANSLATION

CONFIDENTIAL

February 18, 2021

Mrs. Katia Fontana

Vice President and Chief Financial Officer

Birks Group Inc.

2020, Robert-Bourassa, Suite 200

Montreal (Quebec) H3A 2A5

Re:	Amendment 98607

File D158763

Company E021661

Dear Mrs. Fontana,

We refer to the loan offer in the amount of ten million dollars ($10,000,000), issued by Investissement Québec (“IQ”) on June 11, 2020 and accepted on July 2, 2020 by Birks Group Inc. (the “Company”), as subsequently amended, as the case may be (the “Offer”) and we inform you that the following amendments are made thereto:

1)	In section 3 of the Offer entitled “INTEREST RATE”, paragraph 3.1 is amended to read as follows:

3.1

The Loan will bear interest, as of each disbursement, at a fixed rate of 3.14% per annum (the “Fixed Rate”) calculated monthly, for a term of 72 months, as of the first disbursement of the Loan (the “Term”).

2)	In section 5 of the Offer entitled “LOAN REPAYMENT”, paragraph 5.2 is amended to read as follows:

5.2

Upon expiry of the moratorium period provided for in the preceding paragraph, the Company will repay the Loan principal in 60 monthly and consecutive installments, payable on the last day of each month beginning on the last day of the first month following the end of such moratorium period as follows:

Number of installments	Amount
59	$166,666.67
1	$166,666.47

It is understood that all other terms and conditions of the Offer remain unchanged.

Trusting that the whole is in order, please indicate your acceptance of these amendments by returning a copy of this document duly signed before June 15, 2021.

600, de la Gauchetière West, Suite 1500, Montreal (Quebec) H3B 4L8 CANADA

514 873-1519, or toll-free: 1 866 870-0437 Fax: 514 395-8055

www.investquebec.com

Company Number: E021661	Page 2 of 2
Control Number: 98607

Please accept, Madam, our best regards.

INVESTISSEMENT QUÉBEC

By:	/s/ Patrick Collins	Date:	February 18, 2021
Patrick Collins
Principal Account Manager, Specialized Financing

By:	/s/ Benoit Deshaies	Date:	2021-02-18
Benoit Deshaies
Manager, Specialized Financing and Tourism Division

ACCEPTANCE BY THE COMPANY

Having read the amendments appearing herein, we accept them.

BIRKS GROUP INC.

By:	/s/ Katia Fontana /s/ Miranda Melfi	Date:	2021-06-08
Signature

Katia Fontana Miranda Melfi
Printed name of signatory